Exhibit 10.1

EXECUTIVE CHAIRMAN AGREEMENT

This Executive Chairman Agreement (the “Agreement”) is entered into this 1st day of March, 2021 (the “Effective Date”), by and between John W. Allison (“Executive”) and Home Bancshares, Inc. (the “Company”).

WHEREAS, Executive is currently employed as Executive Chairman of the Company;

WHEREAS, the Company deems Executive’s continued service to the Company to be valuable to and in the Company’s best interest, and therefore, the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept such continuation of employment with the Company, subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Executive and Company agree:

1.Term of Agreement.  This Agreement shall commence on the Effective Date and shall terminate on December 31, 2030, unless terminated earlier or extended in accordance herewith (the “Term”); provided, however, that in the event that prior to December 31, 2030 either the Executive or the Board of Directors of Home Bancshares, Inc. (the “Board”) determines that the Executive shall no longer serve as Executive Chairman, Executive Chairman shall become the Chairman Emeritus of the Board subject to the terms and conditions stated herein and the Term of this Agreement shall end on the first anniversary of Executive’s death; provided that any Company obligation not satisfied by such date shall survive the termination of this Agreement.

2.Executive Chairman and Chairman Emeritus.

a.Executive Chairman.  During the Term and subject to the Board’s right to remove Executive as Executive Chairman and appoint him as Chairman Emeritus as provided herein, Executive shall serve as Executive Chairman of the Company and Board.  Executive shall report to the Board and shall perform such duties and responsibilities as set forth in the Company’s bylaws, as may be amended from time to time, and as requested by the Board.

b.Chairman Emeritus.  At any time during the Term, Executive may resign as Executive Chairman or the Board may remove Executive as Executive Chairman (and from such other executive capacities in which Executive is then serving) for any or no reason.  In such event, Executive shall be appointed Chairman Emeritus of the Company.  As Chairman Emeritus, Executive shall, to the extent reasonably practicable, attend in person or remotely and participate in an advisory capacity in all Board meetings and those committee meetings for which his attendance is requested by the Board and shall consult with and advise the Board and perform such other tasks and duties as requested by the Board.  As Chairman Emeritus, Executive shall be entitled to the compensation and benefits provided in Section 4.

3.Compensation and Benefits for Services as Executive Chairman. The compensation and benefits set forth in this Section 3 are in consideration for the Executive’s service as Executive Chairman of the Company.  The Executive’s service to the Company in any one or more additional capacities (including without limitation as Chief Executive Officer) shall not entitle the Executive to any additional compensation or benefits, and termination of the Executive’s service in any such additional capacity or capacities, shall not result in any decrease of the compensation and benefits set forth in this Section 3.

a.Base Salary as Executive Chairman.  During the Term for so long as the Executive is serving as the Executive Chairman, the Executive shall be paid an annual base salary of $500,000 per year, as the same may be increased from time-to-time by the Board (or the compensation committee thereof) (“Base Salary”), to be paid in accordance with the Company’s normal payroll practices for executive salaries generally.

b.Annual Cash Bonus Award.  During the Term for so long as the Executive is serving as the Executive Chairman, Executive will be eligible to receive an annual short-term incentive cash payment in accordance with the terms and conditions set forth in the Company’s Performance-Based Executive Incentive Plan (or similar program that may be adopted) made available to the Company’s senior level executives generally (the “Executive Incentive Plan”), as such programs may be in effect from time to time (“Annual Cash Bonus Award”); provided that nothing herein shall prevent the Company from amending or terminating any such plans.

c.Time-Based Equity Incentive Award.  During the Term for so long as the Executive is serving as the Executive Chairman, Executive will be eligible to receive an annual equity incentive award representing up to 50,000 shares of the Company’s common stock (the “Time-Based Equity Award”) granted under the Amended and Restated 2006 Stock Option and Performance Incentive Plan, as amended, or any other future equity incentive plan adopted by the Company from time to time (the “Equity Incentive Plan”), the vesting of which shall occur on the third anniversary of the grant and shall be subject to the other terms and conditions as set forth in any applicable award agreement pursuant to the Equity Incentive Plan.

d.Performance Equity Incentive Award.

i.

During the Term for so long as the Executive is serving as the Executive Chairman, Executive will be eligible to receive an annual equity incentive award representing up to 100,000 shares of the Company’s common stock (the “Performance Equity Award”) granted under Equity Incentive Plan, the vesting of which shall be based on the Company’s performance over a three-year performance period and shall be subject to the other terms and conditions as set forth in this Section 3(c) and in any applicable award agreement pursuant to the Equity Incentive Plan.

ii.	The vesting of each Performance Equity Award shall be subject to the certification by the Compensation Committee of the Company’s Board

of Directors (the “Compensation Committee”) that certain applicable performance conditions over the performance period have been satisfied.  The applicable performance measures for the Executive’s 2021 Performance Equity Award (“Performance Measures”), the relative weighting of each such Performance Measure and the applicable performance goal for each such Performance Measure are set forth in the following table.  For the 2021 Performance Equity Award, the “Performance Period” shall begin on January 1, 2021 and shall end on December 31, 2023. The Compensation Committee shall designate the applicable performance conditions for each future annual Performance Equity Award, which may be in addition to or different from the following performance conditions, and which shall be set forth in the applicable award agreement for such award:

Performance Measure (and Relative Weighting)	Performance Goal (Ranking among Peer Group, measured over the Performance Period)	Payout for each Performance Measure (Based on performance over the Performance Period)
Net Interest Margin (NIM) (25% – 25,000 shares)	Top 75th percentile of Peer Group	100% 25,000 shares
	50th percentile of Peer Group	75% 18,750 shares
	25th percentile of Peer Group	50% 12,500 shares
	Below 25th percentile of Peer Group	None
Return on Tangible Common Equity (ROTCE) (25% – 25,000 shares)	Top 75th percentile of Peer Group	100% 25,000 shares
	50th percentile of Peer Group	75% 18,750 shares
	25th percentile of Peer Group	50% 12,500 shares
	Below 25th percentile of Peer Group	None
Efficiency Ratio (25% – 25,000 shares)	Top 75th percentile of Peer Group	100% 25,000 shares
	50th percentile of Peer Group	75% 18,750 shares
	25th percentile of Peer Group	50% 12,500 shares
	Below 25th percentile of Peer Group	None
Return on Assets (25% – 25,000 shares)	Top 75th percentile of Peer Group	100% 25,000 shares
	50th percentile of Peer Group	75% 18,750 shares
	25th percentile of Peer Group	50% 12,500 shares
	Below 25th percentile of Peer Group	None

iii.

The Peer Group and the Performance Measures as set forth above shall be the same as defined in the Executive Incentive Plan (notwithstanding the fact that the Performance Equity Award is not being made under such Executive Incentive Plan), unless otherwise provided in the award agreement for the Performance Equity Award.  This includes without limitation that the calculation of Performance Measures may be adjusted to disregard or exclude unusual or infrequently occurring items and the effects of changes in applicable tax laws or accounting principles as the Compensation Committee deems appropriate including without limitation any effect or impact of CECL, other regulatory changes, changes in applicable tax laws and mergers and acquisitions.  The award agreement for each Performance Equity Award may contain other terms and conditions applicable to such award.

iv.	The Performance Measures will be measured cumulatively over the Performance Period.
v.

Notwithstanding the foregoing, if the Compensation Committee has received the Company’s financial statements for the third year of the Performance Period but the Peer Group information for the fourth quarter of such year of the Performance Period is not yet available for determination of whether the Performance Measures have been satisfied, the Compensation Committee may apply the Performance Measures set forth in this subsection 3(c) based on the Company’s and the Peer Group’s performance as of and through the period ended September 30 of such year of the Performance Period, as applicable, for purposes of determining whether each applicable Performance Measure has been met and the corresponding amount, if any, of the Performance Equity Award that is not forfeited; provided, however, that any such determination is subject to clawback as provided in Section 10 hereof.

e.Employee Benefit Plans.  During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans including without limitation all group medical, dental, vision and life insurance plans (“Group Insurance”). The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

f.Vacation.  In addition to any paid holidays recognized by the Company, during the Term, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives, but in no event shall the Executive receive less than four (4) weeks of vacation per calendar year (pro-rated for any partial year of service).  Any earned, but unused vacation will be subject to carryover in accordance with the Company’s plans, policies, programs and practices applicable to its senior executives.

4.	Compensation and Benefits for Services as Chairman Emeritus.

a.Base Salary as Chairman Emeritus.  Effective upon Executive’s appointment as Chairman Emeritus, the Executive shall be paid an annual base salary of $400,000 per year to be paid in accordance with the Company’s normal payroll practices for executive salaries generally through the date of Executive’s death or Disability.  An amount equal to two years of annual base salary shall be paid to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, within ninety (90) days of Executive’s death or Disability.

b.Other Benefits.  As Chairman Emeritus, Executive shall continue to be employed by the Company and participate in the Employee Benefit Plans.  Executive shall continue to receive reimbursement of club dues, cell phone and other items for which he received reimbursement as Executive Chairman.  Executive shall continue to have access to his office and an administrative assistant (both at no cost to Executive) and the pilots retained by Company (at Executive’s cost for any personal travel).

c.Performance Equity Awards.  Appointment as Chairman Emeritus shall have no effect on previously-awarded Performance Equity Awards.  Once appointed as Chairman Emeritus, Executive will not be entitled to receive any additional Performance Equity Awards.

d.Group Insurance after Death and Disability.  Executive’s spouse shall continue to be covered by the Company’s Group Insurance until the age of 65 in the event of Executive’s death or Disability prior to such date (with such spouse continuing to pay only the employee portion of such premiums).  This obligation shall survive the termination of this Agreement.

5.	Termination of Agreement.

a.Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death or Disability during the Term. For purposes of this Agreement, “Disability” shall mean that the Executive cannot substantially perform any of his or her job duties by reason of any medically determinable physical or mental impairment for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided, however, that the determination of whether an individual has a Disability shall be determined under procedures established by the Board, and the Board may rely on any determination that Executive is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any affiliate in which Executive participates.

b.Board Termination For Cause.  The Company may terminate Executive’s employment hereunder at any time for Cause by written notice of termination to Executive.  For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) Executive’s commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate; (ii) Executive’s conduct that brings or is reasonably likely to bring the Company or an affiliate material negative publicity or into public disgrace, embarrassment, or disrepute; (iii) gross negligence or willful misconduct with respect to the Company or an affiliate; or (iv) material violation of state or federal securities laws.  The termination is not considered “for Cause” unless: (1) the Company provides the Executive with written notice setting forth in reasonable detail the facts and circumstances claimed by the Company to constitute Cause within sixty (60) days after the date of the occurrence of any event that the Company knows or should reasonably have known to constitute Cause; (2) the Executive fails to cure such acts or omissions within thirty (30) days following his receipt of such notice; and (3) the effective date of the Executive’s termination for Cause occurs no later than sixty (60) days after the expiration of the Executive’s cure period.

c.Termination by the Executive. Executive may voluntarily terminate his employment upon thirty (30) days’ notice to the Board.  Resignation as Executive Chairman to become Chairman Emeritus shall not be deemed a termination of employment hereunder.

6.Effects of Termination upon Death or Disability.  In the event that Executive’s employment is terminated due to the Executive’s death or Disability as provided in Section 5(a), this Agreement shall not terminate and Executive or Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, shall be entitled to receive at least the following:

a.A lump sum amount equal to two times the Chairman Emeritus salary payable within ninety (90) days following the Executive’s death or Disability;

b.Any Annual Cash Bonus Awards payable as provided under the Executive Incentive Plan;

c.Continued Group Insurance for Executive’s spouse as provided in Section 4(c);

d.All vested Performance Equity Awards; and

e.Unless otherwise determined by the Compensation Committee, (i) the Time-Based Equity Award, (ii) up to two-thirds of any unvested Performance Equity Award if the Executive’s death or Disability occurs after the end of the second year of the performance period but before the end of the third year of the performance period for such award (to the extent that the Performance Equity Award would have vested based on satisfaction of the Performance Measures as applied to the completed two-year period), and (iii) up to one-third of any Performance Equity Award if the Executive’s death or Disability occurs after the end of the first year of the performance period but before the end of the second year of the performance period for such award (to the extent that the Performance Equity Award would have vested based on satisfaction of the Performance Measures as applied to the completed one-year period).  Unless otherwise determined by the Compensation Committee, any Performance Equity Awards that were awarded within one year of Executive’s death or Disability will be forfeited in their entirety.

7.Effects of Termination upon Voluntary Resignation or Termination for Cause.  In the event of a termination of Executive’s employment due to voluntary resignation by Executive or the Company’s termination of Executive’s employment for Cause, this Agreement shall terminate, all unvested Performance Equity Awards and unpaid Annual Cash Bonus Amounts shall be forfeited, and the Company shall have no obligation to pay any continued salary (after death or otherwise) or provide Continued Group Insurance for Executive’s spouse.

8.Non-Disparagement.  The Company and Executive each acknowledge that any disparaging comments by either party against the other are likely to substantially depreciate the business reputation of the other party. The Company and Executive further agree that neither party will directly or indirectly defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of the other party, including but not limited to, the Company or its owners, officers, directors, or employees in any forum or through any medium of communication. Nothing in this Agreement will preclude Executive or the Company from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

9.Survivorship.  The respective rights and obligations of the parties hereunder, including, without limitation, Sections 4, 6, 8, 9, 10, 11, 12, 13, 14 and 15 shall survive any termination of the Executive’s employment and the termination or expiration of this Agreement to the extent necessary to preserve the rights and obligations set forth herein.

10.Clawback. All Annual Cash Bonus Awards and all Performance Equity Awards (collectively “Awards”) are subject to (a) any Company clawback policy as may be in effect from time to time which may require the Awards to be repaid or forfeited to the Company after they have been paid or issued to the Executive, (b) the Compensation Committee’s right to rescind or clawback an Award in its reasonable discretion on the basis that the Award would not have been paid or have vested, as applicable, had the Compensation Committee known of an action or omission of Executive, (c) clawback if the Compensation Committee makes a determination that a Performance Measure was satisfied based on Peer Comparison data that does not include fourth quarter data under Section 5.1(c)(iii) and ultimately it is determined that the Performance Measure was not satisfied once fourth quarter data is received, or (d) clawback in the event the Company restates its financial statements and the Compensation Committee determines that the Award paid or issued to the Executive would not have been paid or have vested, as applicable, had it been based on the restated results.  The action permitted to be taken by the Compensation Committee under this Section 10 is in addition to, and not in lieu of, any and all other rights of the Compensation Committee, Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in this Agreement.

11.Indemnification and Liability Insurance. The Company hereby agrees that the Executive shall be covered by any general liability insurance policy that other directors and officers of the Company are covered by and agrees to indemnify and defend the Executive and hold him harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, appeals, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Executive’s good faith performance of his duties as a director or officer of the Company.

12.Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.

13.Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without reference to principles of conflict of laws.

14.Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

15.Section 409A of the Code.

a.To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 14 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

b.Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

c.To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

16.Counterparts and Facsimile Execution.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  To facilitate the execution of this Agreement, this Agreement may be executed by facsimile signature which shall have the same effect as an original signature.

IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date first above written.

EXECUTIVE:

  /s/ John W. Allison

John W. Allison

THE COMPANY:

HOME BANCSHARES, INC.

By:   /s/ Donna J. Townsell

       Donna J. Townsell, Corporate Secretary